                                                                Exhibit 23(b)(2)



Board of Directors
Computer Dynamics, Inc.


We consent to the incorporation by reference in this registration statement on Form S-8 of Total Control Products, Inc. of our report dated November 20, 1997, with respect to the combined balance sheets of the Combined Entities of Computer Dynamics as of December 31, 1996 and October 5, 1997, and the related combined statements of operations, changes in shareholder's and owner's deficit, and cash flows for the twelve months and the nine months and five days then ended, which report is included in the Registrant's Amendment No. 1 to Form 8-K for an event dated October 5, 1997.



                /s/ Cherry, Bekaert & Holland, L.L.P.
                February 24, 1997